Exhibit 99.B(D)(4)

Amendment

dated February 17, 2006

to the Investment Sub-Advisory Agreement

between PADCO Advisors II, Inc.

and Clarke Lanzen Skalla Investment Firm, LLC

dated April 30, 2004

Amendment to

Schedule A

to the

Investment Sub-Advisory Agreement

between

PADCO Advisors II, Inc.

and

Clarke Lanzen Skalla Investment Firm, LLC

The following amendment is made to Schedule A of the Investment Sub-Advisory Agreement between PADCO Advisors II, Inc. (the “Advisor”) and Clarke Lanzen Skalla Investment Firm, LLC (the “Sub-Advisor”), dated April 30, 2004, as amended to date (the “Agreement”), and is hereby incorporated into and made a part of the Agreement:

Schedule A of the Agreement is amended, effective February 17, 2006, to read as follows:

Pursuant to Section 7 of this Investment Sub-Advisory Agreement, the Advisor shall pay the Sub-Advisor compensation at an annual rate as follows:

Amerigo Fund:	0.40%

Clermont Fund:	0.40%

Berolina Fund:	0.40%

Should either of the aforementioned Funds not average $10,000,000 in assets over a quarter, the Sub-Advisor will not receive compensation for assets in that Fund for that specific quarter.

Additions are noted in bold.

In witness whereof, the parties hereto have caused this Amendment to be executed in their names and on their behalf and through their duly-authorized officers as of the 17th day of February, 2006.

PADCO ADVISORS II, INC.

By:	/s/ Carl G. Verboncoeur
Name:	Carl G. Verboncoeur
Title:	Chief Executive Officer

CLARKE LANZEN SKALLA INVESTMENT FIRM, LLC

By:	/s/ Scott Kubie
Name:	Scott Kubie
Title:	President